Exhibit 99.1

Nara Bancorp Reports Financial Results for First Quarter 2011

Q1 2011 Summary:

  Net income of $0.15 per diluted common share vs. $0.13 per diluted common share in the prior quarter
  Pre-provision earnings to average assets increased to 2.27% from 2.07% in prior quarter
  Net charge-offs to average gross loans declined to 0.78% from 1.33% in the prior quarter
  Non-interest bearing deposits increased 4% from prior quarter
  Efficiency ratio improved to 50% from 53% in the prior quarter

LOS ANGELES--(BUSINESS WIRE)--April 25, 2011--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”), reported net income available to common stockholders of $5.7 million, or $0.15 per diluted common share, for the first quarter 2011, compared to net loss available to common stockholders of ($3.6) million, or ($0.10) per diluted common share, for the first quarter 2010, and net income available to common stockholders of $5.0 million, or $0.13 per diluted common share, for the fourth quarter 2010.

Alvin Kang, President and Chief Executive Officer, said, “We are pleased with our first quarter results, which reflect improving profitability driven by an expanding net interest margin, increased efficiencies and declining credit costs. However, loan growth continues to be a challenge as competition has increased for attractive loan customers. Our asset quality trends were mixed this quarter, which is reflective of an inconsistent economic recovery throughout our markets. Borrowers in California and New York appear to be recovering more quickly than customers outside of our core markets. Although we saw a slight increase in early stage delinquencies, classified assets and non-accruals in the first quarter, our impaired loans, accruing restructured loans and net charge-offs all declined. We believe our credit costs are manageable and we can continue to deliver solid profitability going forward.”

Financial Highlights

	2011 First Quarter	2010 First Quarter	2010 Fourth Quarter
	(Dollars in thousands)
Net income (loss)	$6,746	$(2,532)	$6,070
Net income (loss) available to common stockholders	$5,671	$(3,603)	$4,996
Diluted earnings (loss) per share	$0.15	$(0.10)	$0.13
Net interest income	$28,883	$25,243	$28,723
Net interest margin	4.13%	3.35%	3.97%
Non-interest income	$4,510	$9,384	$4,298
Non-interest expense	$16,695	$14,184	$17,530
Net loans receivable	$2,090,773	$2,098,269	$2,085,425
Deposits	$2,176,098	$2,281,792	$2,176,114
Non-performing loans *	$46,961	$63,232	$43,803
ALLL to gross loans *	2.96%	2.98%	2.92%
ALLL to non-performing loans *	135%	101%	142%
Provision for loan losses	$5,262	$25,407	$5,800
Efficiency ratio **	50.00%	40.96%	53.09%

* Excludes the guaranteed portion of delinquent SBA loans totaling $14.2 million, $14.8 million and $13.7 million at first quarter 2011, first quarter 2010 and fourth quarter 2010, respectively.

** See non-interest income and non-interest expense discussion below for detail.

Operating Results for First Quarter 2011

Net Interest Income and Net Interest Margin. First quarter 2011 net interest income before provision for loan losses was $28.9 million, an increase of 14% from first quarter 2010. The increase in net interest income was due primarily to an improvement in the net interest margin.

First quarter 2011 net interest margin (net interest income divided by average interest-earning assets) increased 78 basis points to 4.13% from 3.35% for first quarter 2010. The improvement in the net interest margin was primarily due to substantially lower rates paid on time deposits. The cost of time deposits decreased to 1.25% for first quarter 2011 from 2.27% for first quarter 2010.

The weighted average yield on the loan portfolio for first quarter 2011 increased 4 basis points to 6.19% from 6.15% for the same period last year. The increase is mainly due to a decrease of $688 thousand in reversal of interest income on non-accrual loans year over year.

At March 31, 2011, fixed rate loans were 46% of the loan portfolio, compared to 51% at March 31, 2010, reflecting the emphasis on variable rate C&I lending. The weighted average yield on the variable rate and fixed rate loan portfolios (excluding loan discount accretion) at March 31, 2011 was 4.82% and 7.12%, respectively, compared to 4.57% and 7.23% at March 31, 2010.

The weighted average yield on securities available-for-sale for first quarter 2011 decreased slightly to 2.99% from 3.07% for the same period 2010.

The weighted average cost of deposits for first quarter 2011 decreased 74 basis points to 0.96% from 1.70% for the same period last year, driven primarily by the decrease in the cost of time deposits and the increase in the average balance of non-interest bearing deposits.

The weighted average cost of FHLB advances for first quarter 2011 decreased 29 basis points to 3.21% for first quarter 2011, compared to 3.50% for first quarter 2010, as maturing advances with higher rates were paid in full.

Following are the weighted average rate data on a spot rate basis at March 31, 2011 and 2010:

	March 31,
	2011	2010
Weighted average loan portfolio yield (excluding discounts)	5.88%	5.94%
Weighted average available-for-sale securities portfolio yield	3.15%	2.95%
Weighted average cost of deposits	0.95%	1.42%
Weighted average cost of total interest-bearing deposits	1.17%	1.70%
Weighted average cost of FHLB advances	3.19%	3.42%
Net interest margin	4.00%	3.34%

First quarter 2011 net interest income before provision for loan losses increased $160 thousand, or 1%, from fourth quarter 2010. The increase was attributable to an improvement in the net interest margin, which increased 16 basis points. This was offset by a decrease of $27.4 million in average net interest earning assets from fourth quarter 2010. The increase in net interest margin resulted primarily from a decrease in the cost of time deposits and FHLB advances, and an increase in noninterest-bearing demand deposits.

Non-interest Income. First quarter 2011 non-interest income was $4.5 million, a decrease of $4.9 million, or 52%, compared to first quarter 2010. The decrease was primarily due to a decrease of $6.3 million in net gains on sales of securities available-for-sale, offset by an increase of $1.1 million in net gains on sales of SBA loans. A total of $201.8 million in available-for-sale GSE investment securities were sold in the first quarter 2010 as part of the rebalancing of the duration and mix of our investment securities portfolio. No securities were sold during first quarter 2011. Net gains on sale of SBA loans were $1.2 million for first quarter 2011, an increase of $1.1 million from $43 thousand for the same quarter of 2010. The increase reflected higher levels of SBA loan production and sales. The recognition of the net deferred gain of $1.2 million resulted from sales of approximately $11.9 million in SBA loans during the fourth quarter of 2010.

Non-interest income increased $212 thousand, or 5%, from fourth quarter 2010. The increase was primarily due to an increase of $447 thousand in the net gains on sale of SBA loans, partially offset by a decrease in service fees on deposit accounts.

Non-interest Expense. First quarter 2011 non-interest expense was $16.7 million, an increase of $2.5 million, or 18%, from $14.2 million for the same period last year. The increase was primarily due to increases in salaries and benefits expense and other expense.

Salaries and benefits expense increased $1.6 million, or 28%, to $7.1 million for first quarter 2011, compared to $5.6 million for the same quarter of 2010. The increase is due to an increase in the number of full-time equivalent (FTE) employees, which increased to 376 at March 31, 2011 from 338 at March 31, 2010, an increase of $210 thousand in vacation accrual, an increase of $99 thousand in group insurance expense due to the increase in premium costs, and an increase of $136 thousand in 401(k) plan contributions, as the company reinstated the company matching program effective January 1, 2011. The year to year increase in FTE employees was due to a number of factors including the opening of two new branches in our Eastern Region, the addition of business development and servicing staff, and increasing our staffing in Information Technology and Risk Management.

Other expense increased $684 thousand over the first quarter 2010, primarily due to $511 thousand of expenses relating to the proposed merger with Center Financial Corp.

Non-interest expense for first quarter 2011 decreased by 5% to $16.7 million from $17.5 million in fourth quarter 2010, primarily due to decreases in credit-related expense and other expense. Credit related expense decreased $249 thousand over the prior quarter. The decrease in other expense is due to a decrease of $489 thousand in the previously mentioned merger related expenses.

Income Taxes. The effective income tax provision (benefit) rate was 41%, (49%) and 37% for first quarter 2011 and 2010 and fourth quarter 2010, respectively. The higher benefit rate for the first quarter of 2010 was due to the impact of tax credits.

Balance Sheet Summary

Gross loans receivable were unchanged at $2.15 billion at March 31, 2011 from the balance at December 31, 2010. New loan production was $88.1 million during first quarter 2011, compared to $87.2 million during fourth quarter 2010, and $48.6 million during first quarter 2010. Total loan pay-offs, pay-downs, amortization and other changes totaled $81.7 million during first quarter 2011, compared to $101.3 million during fourth quarter 2010 and $107.0 million during first quarter 2010. Loans held for sale of $40.7 million at March 31, 2011 were substantially SBA loans.

Total deposits were also unchanged at $2.18 billion at March 31, 2011 from the balance at December 31, 2010. Time deposits decreased $17 million, offset by an increase of $14 million in non-interest bearing demand deposit accounts.

Credit Quality

The Company recorded a provision for loan losses of $5.3 million in first quarter 2011, compared to $25.4 million for the same period of the prior year and $5.8 million in fourth quarter 2010. The decrease in the provision for loan losses for first quarter 2011 compared to the other two quarters is due to lower charge-offs for the three most recent quarters resulting in lower historical loss rates that are used to calculate general reserve requirements.

Total Watchlist loans, defined as Special Mention and Classified loans, were $168.5 million at March 31, 2011, an increase from $165.6 million at December 31, 2010. Classified loans increased to $147.2 million at March 31, 2011 from $136.0 million at December 31, 2010. The increase in Classified loans was mainly due to three CRE loans totaling $13.5 million.

Total delinquent loans, 30 to 89 days past due, were $8.4 million at March 31, 2011, compared to $4.3 million at December 31, 2010. The increase in delinquencies was mainly due to three CRE loans totaling $4.9 million.

Non-performing loans (loans past due 90 days or more and non-accrual loans) at March 31, 2011, were $47.0 million, or 2.19% of total loans, compared to $43.8 million, or 2.05% of total loans at December 31, 2010. The increase in non-performing loans was mainly due to two CRE loans totaling $3.2 million.

Non-performing assets, comprised of non-accrual loans, accruing restructured loans (TDRs) and other real estate owned (“OREO”) at March 31, 2011 were $79.1 million, or 3.69% of gross loans plus OREO, compared to $80.5 million, or 3.77%, at December 31, 2010. The decrease in non-performing assets from December 31, 2010 to March 31, 2011 was due to $5.7 million in net reductions in TDRs resulting from a number of borrowers demonstrating payment performance for a minimum of six months. TDRs decreased to $29.4 million from $35.1 million at December 31, 2010.

Net loan charge-offs during first quarter 2011 were $4.2 million, or 0.78% of average loans on an annualized basis, compared to $7.2 million, or 1.33%, during fourth quarter 2010.

CRE and C&I loans represented 71.4% and 27.2%, respectively, of net charge-offs during first quarter 2011. First quarter 2011 charge-offs included three loans totaling $1.7 million in real estate secured loans. Excluding these three loans, the average individual loan charge-off during the quarter was $75 thousand.

The allowance for loan losses at March 31, 2011 was $63.3 million, or 2.96% of gross loans receivable (excluding the guaranteed portion of delinquent SBA loans and loans held for sale), compared to $62.3 million, or 2.92% at December 31, 2010. The coverage ratio of the allowance for loan losses to non-performing loans decreased to 135% at March 31, 2011, compared to 142% at December 31, 2010.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collectible according to contractual terms) at March 31, 2011, were $109.6 million, a decrease from $122.7 million at December 31, 2010. This decrease in impaired loans is due primarily to eight loans totaling $15.8 million returning to non-impaired status based on a review of the current financial information and payment performance.

Specific reserves for impaired loans were $18.5 million, or 16.87% of the aggregate impaired loan amount at March 31, 2011, compared to $21.1 million, or 17.20% of the aggregate impaired loan amount at December 31, 2010. Excluding specific reserves for impaired loans, the allowance coverage on the remaining loan portfolio was 2.21% at March 31, 2011, compared to 2.05% at December 31, 2010. The higher total level of general reserves for the non-impaired loans was primarily attributable to the increases in classified loans, as well as adjustments made in the qualitative factors component of the allowance methodology which resulted in a higher qualitative reserve.

Capital

At March 31, 2011, the Company continued to be in excess of the regulatory capital requirements to be classified as a “well-capitalized” institution. The Leverage Ratio was 12.92% at March 31, 2011, compared to 12.61% at December 31, 2010. The Tier 1 Risk-based Ratio was 16.47% at March 31, 2011, compared to 16.42% at December 31, 2010. The Total Risk-based Ratio was 17.74% at March 31, 2011, compared to 17.69% at December 31, 2010.

At March 31, 2011, tangible common equity represented 10.08% of tangible assets, compared to 9.76% of tangible assets at December 31, 2010. Tangible common equity per share was $7.75 at March 31, 2011, compared to $7.61 at December 31, 2010.

Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. See the accompanying financial information for a reconciliation of the ratio of tangible common equity to tangible assets with stockholders' equity and total assets.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s first quarter 2011 financial results will be held tomorrow, April 26, 2011 at 9:30 am Pacific / 12:30 pm Eastern. Interested participants and investors may access the conference call by dialing 800-762-8795 (domestic) or 480-629-9774 (international), conference ID# 4432520. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through May 3, 2011, conference ID# 4432520.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 23 branches and one loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

Additional Information and Where to Find It

In connection with the proposed merger of Nara Bancorp, Inc. and Center Financial Corporation, we have filed a registration statement on Form S-4 (Registration No. 333-173511) with the Securities and Exchange Commission (“SEC”), that includes a joint proxy statement/prospectus of Nara Bancorp and Center Financial, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC as well as any amendments or supplements to them , because they contain or will contain important information about the merger. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Nara Bancorp and Center Financial at the SEC’s Internet site (www.sec.gov). You may also obtain these documents, free of charge, from Nara at www.narabank.com under the tab “Investor Relations” and then under the heading “SEC Filings” or from Center Financial at www.centerbank.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

Participants in Solicitation

Nara Bancorp, Center Financial and their respective directors, executive officers, management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Nara Bancorp’s participants is set forth in its Form 10-K Annual Report filed with the SEC for the year ended December 31, 2011, as amended by the Form 10-K/A filed with the SEC on April [ ], 2011. . Information concerning Center Financial’s participants is set forth in its Form 10-K Annual Report filed with the SEC for the year ended December 31, 2011, as amended by the Form 10-K/A filed with the SEC on April [ ], 2011. Additional information regarding the interests of participants of Nara Bancorp and Center Financial in the solicitation of proxies in respect of the merger will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except per Share Data)

Assets	3/31/2011	12/31/2010	% change	3/31/2010	% change

Cash and due from banks	$135,341	$172,331	-21%	$260,030	-48%
Federal funds sold	-	-	N/A	20,000	-100%
Securities available for sale, at fair value	512,000	528,262	-3%	498,801	3%
Federal Home Loan Bank and Federal Reserve Bank stock	23,382	24,084	-3%	24,334	-4%
Loans held for sale, at the lower of cost or fair value	40,688	26,927	51%	28,679	42%
Loans receivable	2,154,113	2,147,745	0%	2,162,264	0%
Allowance for loan losses	(63,340)	(62,320)	-2%	(63,995)	1%
Net loans receivable	2,090,773	2,085,425	0%	2,098,269	0%
Accrued interest receivable	8,731	8,648	1%	9,723	-10%
Premises and equipment, net	10,540	10,915	-3%	10,950	-4%
Bank owned life insurance	24,301	24,117	1%	23,645	3%
Goodwill	2,509	2,509	0%	2,509	0%
Other intangible assets, net	456	534	-15%	915	-50%
Other assets	77,422	79,544	-3%	101,165	-23%
Total assets	$2,926,143	$2,963,296	-1%	$3,079,020	-5%

Liabilities

Deposits	$2,176,098	$2,176,114	0%	$2,281,792	-5%
Borrowings from Federal Home Loan Bank	300,000	350,000	-14%	350,000	-14%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Secured borrowings	15,308	11,758	30%	4,050	278%
Accrued interest payable	4,733	4,830	-2%	10,070	-53%
Other liabilities	26,400	22,763	16%	30,019	-12%
Total liabilities	2,561,807	2,604,733	-2%	2,715,199	-6%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $67,428,000 at March 31, 2011, December 31, 2010 and March 31, 2010	67,000	67,000	0%	67,000	0%
Preferred stock discount	(2,559)	(2,797)	9%	(3,503)	27%
Common stock, $0.001 par value; authorized, 100,000,000 shares at March 31, 2011 and December 31, 2010 and 40,000,000 shares at March 31, 2010, respectively; issued and outstanding, 37,993,327, 37,983,027 and 37,835,407 shares at March 31, 2011, December 31, 2010 and March 31, 2010, respectively	38	38	0%	38	0%
Capital surplus	171,397	171,364	0%	169,848	1%
Retained earnings	126,032	120,361	5%	128,288	-2%
Accumulated other comprehensive income, net	2,428	2,597	-7%	2,150	-13%
Total stockholders' equity	364,336	358,563	2%	363,821	0%

Total liabilities and stockholders' equity	$2,926,143	$2,963,296	-1%	$3,079,020	-5%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended
	3/31/2011	3/31/2010	% change	12/31/2010	% change

Interest income:
Interest and fees on loans	$33,085	$33,348	-1%	$34,088	-3%
Interest on securities	3,930	5,088	-23%	3,731	5%
Interest on federal funds sold and other investments	179	225	-20%	233	-23%
Total interest income	37,194	38,661	-4%	38,052	-2%

Interest expense:
Interest on deposits	5,131	9,947	-48%	5,688	-10%
Interest on other borrowings	3,180	3,471	-8%	3,641	-13%
Total interest expense	8,311	13,418	-38%	9,329	-11%

Net interest income before provision for loan losses	28,883	25,243	14%	28,723	1%
Provision for loan losses	5,262	25,407	-79%	5,800	-9%
Net interest income after provision for loan losses	23,621	(164)	-14503%	22,923	3%

Non-interest income:
Service fees on deposit accounts	1,497	1,619	-8%	1,636	-8%
Net gains on sales of loans	1,160	43	2598%	713	63%
Net gains on sales of securities available-for-sale	-	6,296	-100%	-	N/A
Net valuation gains (losses) on interest rate swaps	(11)	(231)	95%	95	-112%
Net gains (losses) on sales of OREO	2	15	-87%	9	-78%
Other income and fees	1,862	1,642	13%	1,845	1%
Total non-interest income	4,510	9,384	-52%	4,298	5%

Non-interest expense:
Salaries and employee benefits	7,154	5,593	28%	7,196	-1%
Occupancy	2,437	2,427	0%	2,446	0%
Furniture and equipment	935	778	20%	926	1%
Advertising and marketing	579	459	26%	422	37%
Data processing and communications	983	933	5%	1,019	-4%
Professional fees	709	702	1%	690	3%
FDIC assessment	1,289	1,367	-6%	1,239	4%
Other	2,609	1,925	36%	3,592	-27%
Total non-interest expense	16,695	14,184	18%	17,530	-5%
Income (loss) before income taxes	11,436	(4,964)	N/A	9,691	18%
Income tax provision (benefit)	4,690	(2,432)	N/A	3,621	30%
Net income (loss)	$6,746	$(2,532)	N/A	$6,070	11%
Dividends and discount accretion on preferred stock	$(1,075)	$(1,071)	0%	$(1,074)	0%
Net income (loss) available to common stockholders	$5,671	$(3,603)	N/A	$4,996	14%

Earnings (Loss) Per Common Share:
Basic	$0.15	$(0.10)		$0.13
Diluted	$0.15	$(0.10)		$0.13

Average Shares Outstanding:
Basic	37,987,345	37,828,587		37,968,375
Diluted	38,098,848	37,828,587		38,024,939

	Three months ended
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Net interest income	$28,883	$28,723	$27,610	$26,808	$25,243
Non-interest income	4,510	4,298	7,339	3,460	9,384
Non-interest expense	16,695	17,530	15,693	15,967	14,184
Pre Tax - Pre Provision income	16,698	15,491	19,256	14,301	20,443
Provision for loan losses	5,262	5,800	11,100	42,323	25,407
Income (loss) before income taxes	$11,436	$9,691	$8,156	$(28,022)	$(4,964)

PTPP to average assets (annualized)	2.27%	2.07%	2.60%	1.97%	2.57%

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended
Profitability measures:	3/31/2011	3/31/2010	12/31/2010
ROA [1]	0.92%	-0.32%	0.81%
ROE [1]	7.43%	-2.72%	6.73%
Net interest margin[4]	4.13%	3.35%	3.97%
Efficiency ratio	50.00%	40.96%	53.09%

[1] based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2011			3/31/2010			12/31/2010

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans[4], includes loans held for sale	$2,167,739	$33,085	6.19%	$2,200,488	$33,348	6.15%	$2,159,894	$34,088	6.26%
Securities available for sale	526,341	3,930	2.99%	662,023	5,088	3.07%	505,185	3,731	2.95%
FRB and FHLB stock and other investments	137,094	179	0.52%	166,191	183	0.44%	211,900	233	0.44%
Federal funds sold	-	-	N/A	20,000	42	0.83%	-	-	N/A
Total interest earning assets[4]	$2,831,174	$37,194	5.32%	$3,048,702	$38,661	5.13%	$2,876,979	$38,052	5.25%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$680,254	$1,464	0.87%	$504,666	$1,288	1.04%	$696,281	$1,698	0.97%
Savings	126,661	709	2.27%	134,441	805	2.43%	132,404	790	2.37%
Time deposits:
$100,000 or more	321,708	455	0.57%	903,466	4,961	2.23%	322,633	481	0.59%
Other	640,549	2,503	1.58%	500,067	2,893	2.35%	656,744	2,719	1.64%
Total time deposits	962,257	2,958	1.25%	1,403,533	7,854	2.27%	979,377	3,200	1.30%
Total interest bearing deposits	1,769,172	5,131	1.18%	2,042,640	9,947	1.97%	1,808,062	5,688	1.25%
FHLB advances	324,611	2,572	3.21%	350,000	3,017	3.50%	363,424	3,057	3.34%
Other borrowings	55,088	608	4.42%	39,767	454	4.57%	50,598	584	4.52%
Total interest bearing liabilities	2,148,871	$8,311	1.57%	2,432,407	$13,418	2.24%	2,222,084	$9,329	1.66%
Non-interest bearing demand deposits	388,928			331,875			374,946
Total funding liabilities / cost of funds	$2,537,799		1.33%	$2,764,282		1.97%	$2,597,030		1.42%
Net interest income / net interest spread[4]		$28,883	3.75%		$25,243	2.90%		$28,723	3.59%
Net interest margin[4]			4.13%			3.35%			3.97%
Net interest margin[4], excluding effect of
non-accrual loan income(expense)			4.14%			3.45%			3.99%
Net interest margin[4], excluding effect of
non-accrual loan income(expense) and prepayment fee income			4.11%			3.43%			3.97%

Non-accrual loan income (reversed) recognized		$(100)			$(788)			$(135)
Prepayment fee income received		229			173			105
Net		$129			$(615)			$(30)

Cost of deposits:
Non-interest bearing demand deposits	$388,928	$-		$331,875	$-		$374,946	$-
Interest bearing deposits	1,769,172	5,131	1.18%	2,042,640	9,947	1.97%	1,808,062	5,688	1.25%
Total deposits	$2,158,100	$5,131	0.96%	$2,374,515	$9,947	1.70%	$2,183,008	$5,688	1.03%

	For the Three Months Ended
	3/31/2011	3/31/2010	% change	12/31/2010	% change
AVERAGE BALANCES
Gross loans[4], includes loans held for sale	$2,167,739	$2,200,488	-1%	$2,159,894	0%
Investments	663,435	848,214	-22%	717,085	-7%
Interest-earning assets[4]	2,831,174	3,048,702	-7%	2,876,979	-2%
Total assets	2,936,114	3,176,343	-8%	2,987,594	-2%

Interest-bearing deposits	1,769,172	2,042,640	-13%	1,808,062	-2%
Interest-bearing liabilities	2,148,871	2,432,407	-12%	2,222,084	-3%
Non-interest-bearing demand deposits	388,928	331,875	17%	374,946	4%
Stockholders' Equity	363,166	372,363	-2%	360,628	1%
Net interest earning assets[4]	682,303	616,295	11%	654,895	4%

LOAN PORTFOLIO COMPOSITION[4]:	3/31/2011	12/31/2010	% change	3/31/2010	% change

Commercial loans	$552,868	$549,240	1%	$514,975	7%
Real estate loans	1,576,477	1,573,814	0%	1,617,967	-3%
Consumer and other loans	12,635	13,268	-5%	16,766	-25%
Loans outstanding[4]	2,141,980	2,136,322	0%	2,149,708	0%
Unamortized deferred loan fees - net of costs	(2,047)	(2,261)	9%	(2,215)	8%
Loans[4], net of deferred loan fees and costs	2,139,933	2,134,061	0%	2,147,493	0%
Allowance for loan losses	(63,340)	(62,320)	-2%	(63,995)	1%
Loan receivable[4], net	$2,076,593	$2,071,741	0%	$2,083,498	0%
[4] The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.	$14,180	$13,684		$14,771

REAL ESTATE LOANS BY PROPERTY TYPE:	3/31/2011	12/31/2010	% change	3/31/2010	% change
Retail buildings	$378,900	$361,774	5%	$381,892	-1%
Hotels/motels	272,812	275,433	-1%	311,801	-13%
Gas stations/ car washes	274,896	270,788	2%	265,375	4%
Mixed-use facilities	163,201	160,498	2%	153,297	6%
Warehouses	117,151	112,415	4%	109,778	7%
Multifamily	92,635	88,094	5%	70,744	31%
Other	276,882	304,812	-9%	325,080	-15%
Total	$1,576,477	$1,573,814	0%	$1,617,967	-3%

DEPOSIT COMPOSITION	3/31/2011	12/31/2010	% Change	3/31/2010	% Change
Non-interest-bearing demand deposits	$402,579	$388,731	4%	$360,801	12%
Money market and other	690,398	688,593	0%	547,468	26%
Saving deposits	127,905	126,255	1%	136,821	-7%
Time deposits of $100,000 or more	318,861	321,542	-1%	714,952	-55%
Other time deposits	636,355	650,993	-2%	521,750	22%
Total deposit balances	$2,176,098	$2,176,114	0%	$2,281,792	-5%

DEPOSIT COMPOSITION (%)	3/31/2011	12/31/2010	3/31/2010
Non-interest-bearing demand deposits	18.5%	17.9%	15.8%
Money market and other	31.7%	31.6%	24.0%
Saving deposits	5.9%	5.8%	6.0%
Time deposits of $100,000 or more	14.7%	14.8%	31.3%
Other time deposits	29.2%	29.9%	22.9%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2011	12/31/2010	3/31/2010
Total stockholders' equity	$364,336	$358,563	$363,821
Tier 1 risk-based capital ratio	16.47%	16.42%	17.10%
Total risk-based capital ratio	17.74%	17.69%	18.37%
Tier 1 leverage ratio	12.92%	12.61%	12.49%
Book value per common share	$7.83	$7.69	$7.87
Tangible common equity per share[2]	$7.75	$7.61	$7.78
Tangible common equity to tangible assets[2]	10.08%	9.76%	9.58%

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net divided by total assets less goodwill and other intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company's capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:

	3/31/2011	12/31/2010	3/31/2010
Total stockholders' equity	$364,336	$358,563	$363,821
Less: Preferred stock, net of discount	(64,441)	(64,203)	(63,497)
Common stock warrant	(2,383)	(2,383)	(2,383)
Goodwill and other intangible assets, net	(2,965)	(3,043)	(3,424)
Tangible common equity	$294,547	$288,934	$294,517

Total assets	$2,926,143	$2,963,296	$3,079,020
Less: Goodwill and other intangible assets, net	(2,965)	(3,043)	(3,424)
Tangible assets	$2,923,178	$2,960,253	$3,075,596

Common shares outstanding	37,993,327	37,983,027	37,835,407

Tangible common equity to tangible assets	10.08%	9.76%	9.58%
Tangible common equity per share	$7.75	$7.61	$7.78

	For the Three Months Ended
ALLOWANCE FOR LOAN LOSSES:	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Balance at beginning of period	$62,320	$63,692	$62,988	$63,995	$59,424
Provision for loan losses	5,262	5,800	11,100	42,323	25,407
Recoveries	1,068	917	432	1,348	221
Charge offs	(5,310)	(8,089)	(10,828)	(44,678)	(21,057)
Balance at end of period	$63,340	$62,320	$63,692	$62,988	$63,995
Net charge-off/average gross loans[4] (annualized)	0.78%	1.33%	1.93%	7.96%	3.79%

	For the Three Months Ended
NET CHARGED OFF LOANS BY TYPE	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Real estate loans	$2,847	$5,400	$5,821	$34,876	$12,823
Commercial loans	1,455	1,663	4,549	8,243	7,201
Consumer loans	(60)	109	26	211	812
Total net charge-offs	$4,242	$7,172	$10,396	$43,330	$20,836

NON-PERFORMING ASSETS	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Delinquent loans 90 days or more on non-accrual status[4]	$46,961	$43,803	$50,521	$46,174	$62,775
Delinquent loans 90 days or more on accrual status	-	-	-	1,845	457
Total non-performing loans[4]	46,961	43,803	50,521	48,019	63,232
Other real estate owned	2,708	1,581	3,591	4,709	5,856
Accruing restructured loans	29,419	35,103	34,391	33,950	65,026
Total non-performing assets[4]	$79,088	$80,487	$88,503	$86,678	$134,114
Non-performing assets4/ total assets	2.70%	2.72%	2.96%	2.99%	4.36%
Non-performing assets4/ gross loans[4] & OREO	3.69%	3.77%	4.11%	4.10%	6.23%
Non-performing loans4/gross loans[4]	2.19%	2.05%	2.35%	2.27%	2.94%
Allowance for loan losses/ gross loans[4]	2.96%	2.92%	2.97%	2.98%	2.98%
Allowance for loan losses/ non-performing loans[4]	135%	142%	126%	131%	101%

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Retail buildings	$1,192	$4,832	$2,396	$3,353	$8,976
Hotels/motels	17,503	6,193	8,589	8,612	19,177
Gas stations/ car washes	566	1,475	910	365	10,941
Mixed-use facilities	-	-	-	-	3,355
Warehouses	-	-	-	-	1,522
Multifamily	-	-	-	-	-
Other[3]	10,158	22,603	22,496	21,620	21,055
Total	$29,419	$35,103	$34,391	$33,950	$65,026
[3] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

30 - 59 days	$5,618	$3,012	$2,192	$5,716	$8,370
60 - 89 days	2,741	1,284	757	598	3,978
Total delinquent loans less than 90 days past due[4]	$8,359	$4,296	$2,949	$6,314	$12,348

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Real estate loans	$7,200	$2,714	$1,369	$3,696	$8,241
Commercial loans	1,138	1,539	1,540	2,513	3,799
Consumer loans	21	43	40	105	308
Total delinquent loans less than 90 days past due[4]	$8,359	$4,296	$2,949	$6,314	$12,348

NON-PERFORMING LOANS BY TYPE	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010

Real estate loans	$31,096	$26,895	$31,153	$33,805	$49,392
Commercial loans	15,465	16,460	18,680	13,680	13,309
Consumer loans	400	448	688	534	531
Total non-performing loans[4]	$46,961	$43,803	$50,521	$48,019	$63,232

WATCH LIST LOANS	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Special mention	$21,272	$29,573	$30,767	$46,449	$43,647
Substandard	142,191	135,774	147,641	116,069	169,149
Doubtful	5,057	260	413	783	2,519
Loss	-	-	-	-	-
Total watch list loans[4]	$168,520	$165,607	$178,821	$163,301	$215,315

[4] The loan portfolio composition tables and net interest margin excludes the guaranteed portion of delinquent SBA loans for the amounts indicated at each period as these are 100% guaranteed by the SBA.

CONTACT:
Investors and Financial Media:
Financial Profiles, Inc
Tony Rossi, 310-478-2700 x13
trossi@finprofiles.com